Exhibit 99.1

Date:	December 19, 2007
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Semi-Annual Dividend

LOS ALAMOS, N.M., December 19, 2007 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), TCC Appraisal Services and Title Guaranty & Insurance Company, announced a semi-annual dividend of $0.40 per share to be paid to shareholders of record as of December 31, 2007 and payable on January 11, 2008.  The dividend is a $0.05 (14.3%) increase from the dividend declared for the same period in 2006. It is the highest dividend paid to date in the history of Trinity. William C. Enloe, President and CEO of Trinity, announced that 2007 net income for LANB, the principal subsidiary of Trinity, is expected to be at record levels.

Trinity is a bank holding company with $1.428 billion in total assets and has 287 employees.  LANB is currently in its 45th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe. LANB will open a third Santa Fe office in 2008.  LANB also operates a network of 27 automatic teller machines throughout Northern New Mexico.  TCC Appraisal Services offers residential appraisal services in Los Alamos and Santa Fe Counties. Title Guaranty & Insurance Company offers title and related services from its offices in Los Alamos and Santa Fe.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.